EXHIBIT 12







                                                VORNADO REALTY L.P.

     CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTION
                                                   REQUIREMENTS


                                                                        December 31,
                                          -----------------------------------------------------------------------
                                            1998            1997            1996           1995           1994
                                          ---------      ---------       ----------     ---------      ----------
Income from continuing
    operations before
    income taxes                          $ 131,164      $  45,474       $  61,364      $  53,008      $  41,240
Fixed charges                               139,765         59,104          17,214         17,333         16,229
                                          ---------      ---------       ---------      ---------      ---------
Income from continuing
    operations before
    income taxes and
    fixed charges                         $ 270,929      $ 104,578       $  78,578      $  70,341      $  57,469
                                          =========      =========       =========      =========      =========
Fixed charges:
    Interest and debt expense             $ 114,686      $  42,888       $  16,726      $  16,426      $  14,209
    Preferred unit distribution              21,690         15,549              --             --             --
    1/3 of rent expense--
      interest factor                         1,979            667             488            465            438
                                          ---------      ---------       ---------      ---------      ---------
                                            138,355         59,104          17,214         16,891         14,647
Capitalized interest                          1,410             --              --            442          1,582
                                          ---------      ---------       ---------      ---------      ---------
                                          $ 139,765      $  59,104         $17,214      $  17,333      $  16,229
                                          =========      =========       =========      =========      =========


Ratio of earnings to
    fixed charges                              1.94           1.76            4.56           4.06           3.54

Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) preferred stock dividends and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third of operating lease rentals).

Rent Expense                              $   5,937      $   2,001       $   1,465      $   1,395      $   1,313
                                          =========      =========       =========      =========      =========


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